Exhibit 10.1

September 20, 2013

Kent Snyder

P.O. Box 675996

Rancho Santa Fe, CA 92067

Dear Kent:

This letter (the “Agreement”) sets forth the terms of your voluntary retirement and resignation as Chief Executive Officer of Senomyx, Inc. (the “Company”) and your continuing service as Chairman of the Company’s Board of Directors.

1.             Terms of Service.  In light of your intended retirement, effective January 2, 2014, or such other date as mutually agreed between you and the Company, (the “Retirement Date”) you will hereby resign from the position of Chief Executive Officer. As of that Retirement Date your employment with the Company will cease and your continuing service will be in your ongoing role as the Company’s Chairman of the Board. In that capacity, we anticipate that you will perform all of the duties and responsibilities of the Company’s Chairman of the Board as outlined in the Company’s Bylaws, including attendance at  meetings of the Company’s Board of Directors and any of its Committees on which you may serve in the future. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement even following your Retirement Date.

2.             Accrued Salary.  On or prior to your Retirement Date, the Company will pay to you all accrued and unpaid salary, accrued and unpaid sabbatical benefits, and unused paid time off earned through that date, less applicable deductions and withholdings.

3.             2013 Incentive Cash Bonus.  In addition to the compensation set forth above, the parties acknowledge and agree that you will be eligible for your cash incentive bonus under the Company’s 2013 Executive Bonus Plan (the “2013 Bonus Plan”), based on your target bonus of 60% of your base salary (as in effect for the 2013 calendar year), regardless of your employment status as of the date of the determination of the bonus payout or the bonus payment date. The determination of the actual bonus, if any, remains subject to the final determination by the Compensation Committee of the Board (the “Committee”) of the Company’s corporate goal achievement as well as the Committee’s discretionary authority under the 2013 Bonus Plan; but in any event will be determined for you using the same methodology applied to all of the Company’s officers (other than the target bonus amount). We anticipate that this will occur during the first quarter of 2014 and your bonus will be paid to you at the same time as bonuses, if any, are paid to the Company’s other officers.

4.             Treatment of Outstanding Stock Options. Due to your continued service as the Company’s Chairman of the Board, your issued and outstanding stock options under the Company’s equity incentive plans will continue to vest subsequent to the Retirement Date in accordance with their terms.

5.             Other Compensation Or Benefits.  As Chairman of the Board, you will not be eligible to participate in the Company’s medical or dental benefit plans, the paid time off program, or receive holiday pay. Medical benefits will cease, per plan document, on the last day of the month in which your termination as an eligible employee is effective. Except as specifically provided in Section 3 above, you also will not be eligible for any cash bonus as compensation for your service during the 2014 calendar year. You may continue to be eligible to participate in the Company’s 401(k) plan pursuant to plan eligibility until your resignation effective as of your Retirement Date. If you have any questions regarding benefits, please see the Company’s Human Resources Department. The Company may modify compensation and benefits from time to time as it deems necessary.

6.             Severance Benefits.  The parties mutually agree and acknowledge that following Retirement Date your Amended and Restated Change in Control Agreement dated as of December 31, 2008 and your Employment Letter Agreement dated June 2, 2003, as amended, shall be deemed to have terminated and have no further force or effect.

7.             Miscellaneous.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended unless approved by the Compensation Committee of the Company’s Board of Directors and except in a writing signed by both you and an authorized representative of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

Sincerely,

SENOMYX, INC.

By:	/s/ ANTONY ROGERS

Title:	Senior Vice President and CFO

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ R KENT SNYDER
R. KENT SNYDER

DATE:	September 23, 2013